UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Netezza Corporation
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NETEZZA CORPORATION
26 Forest Street
Marlborough, Massachusetts 01752

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Friday, June 11, 2010

The 2010 Annual Meeting of Stockholders of Netezza Corporation will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts on Friday, June 11, 2010 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

(1) To elect two class III directors to serve until the 2013 Annual Meeting of Stockholders;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 19, 2010 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the meeting personally, please vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy as soon as possible in the envelope provided. You may obtain directions to the location of the meeting by contacting Investor Relations at (508) 382-8200 or at ir@netezza.com. If you attend the meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

Corey C. DuFresne
Secretary

Marlborough, Massachusetts
May 7, 2010

YOUR VOTE IS IMPORTANT.

We urge you to promptly vote your shares on the Internet, by telephone or by completing, singing, dating and returning the enclosed proxy card.

-i-

NETEZZA CORPORATION
26 Forest Street
Marlborough, Massachusetts 01752

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Friday, June 11, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Netezza Corporation for use at the Annual Meeting of Stockholders to be held on Friday, June 11, 2010. We will bear all costs of solicitation of proxies. In addition to solicitations by Internet and mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard. The Notice of Annual Meeting, this proxy statement and accompanying proxy and our annual report for the fiscal year ended January 31, 2010 are first being mailed to stockholders on or about May 7, 2010.

Our fiscal year ends on January 31. When we refer to a particular fiscal year, we are referring to the fiscal year ended on January 31 of that year. For example, fiscal 2010 refers to the fiscal year ended January 31, 2010.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on June 11, 2010:

This proxy statement and the 2010 annual report to stockholders are available for viewing, printing and downloading at www.netezza.com/AnnualMeeting.

You may request a copy of the materials relating to our Annual Meetings of Stockholders, including the proxy statement for the 2010 Annual Meeting and 2010 annual report to stockholders, at the website address above, by contacting Investor Relations at ir@netezza.com or by calling 508-382-8200.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder who contacts us at the phone number and email address listed above or upon written request to Investor Relations at our principal executive office:

Investor Relations
Netezza Corporation
26 Forest Street
Marlborough, Massachusetts 01752

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 are also available on the SEC’s website at www.sec.gov.

Proposals to be Voted Upon

Proposal 1. The first proposal is to elect two directors to our board of directors, each to serve for a term ending in 2013 (in each case, subject to the election and qualification of his successor or to his earlier death, resignation or removal).

Proposal 2. The second proposal is to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

Voting Procedures

You may vote either in person at the Annual Meeting or by proxy. You may vote by proxy using any of the following options:

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than June 10, 2010, the day before the Annual Meeting, for your proxy to be valid and for your vote to count.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-800-652-8683.

•	Have the proxy card in hand.

•	Follow and comply with the recorded instructions before the deadline of 11:59 p.m., Eastern Time, on June 10, 2010.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.investorvote.com/NZ.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•	Submit the electronic proxy before the deadline of 11:59 p.m., Eastern Time, on June 10, 2010.

•	You may also log on to change your vote or to confirm that your vote has been properly recorded before the deadline.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

Telephone and Internet voting ends at 11:59 p.m., Eastern Time, on June 10, 2010. If you vote in a timely manner by the Internet or telephone, you do not have to return your proxy card for your vote to count.

Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to vote by telephone or Internet. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot (even if you have already returned a proxy or voted by telephone or Internet). If you want to vote in person at the Annual Meeting, and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in its capacity as owner of record of your shares and bring the proxy to the Annual Meeting.

Your properly completed proxy card will appoint Patrick J. Scannell, Jr., Corey C. DuFresne and Deborah Murphy as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Scannell is our Senior Vice President and Chief Financial Officer, Mr. DuFresne is our Vice President, General Counsel and Secretary and Ms. Murphy is our Vice President and Corporate Controller. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or to withhold your votes from either or both nominees for director; and

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your otherwise properly completed proxy will be voted “FOR” the election of both of the nominees for director and “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011 and in the discretion of the persons named as proxies in the manner they believe to be in our company’s best interests as to other matters that may properly come before the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time before its use by casting a new vote on the Internet or by telephone, by delivering to us a duly executed proxy or written notice of revocation bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Shareholders Entitled to Vote

Our board of directors has established April 19, 2010 as the record date for the Annual Meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record on the record date. On the record date, we had 61,467,383 shares of common stock outstanding (consisting of all of our outstanding voting stock). Each share of common stock will have one vote for each matter to be voted on at the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

If your shares are held on your behalf in “street name” by a bank, broker or other nominee, you are considered the beneficial owner of such shares. As a beneficial owner of the shares, you have the right to direct your bank, broker or other nominee how to vote the shares held in your account. Although you have the right to direct the way your shares are voted, the organization in whose name your shares are registered is considered the stockholder of record for purposes of voting at the Annual Meeting. Accordingly, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or nominee giving you the right to vote the shares at the Annual Meeting.

Quorum

A majority of the number of shares of common stock outstanding and entitled to vote at the Annual Meeting constitutes a quorum for purposes of each matter to be voted on at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

Votes Required

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of common stock is required for the election of directors. Under our by-laws, the affirmative vote of the holders of shares representing a majority of the votes cast on the matter is required to ratify the selection of our independent registered public accounting firm. Under our by-laws, shares that abstain from voting as to a particular matter are not considered to be votes cast on a matter and therefore have no effect on the voting on that matter.

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, which we refer to as the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the selection of PricewaterhouseCoopers LLP, even if the broker does not receive voting instructions from you. However, an NYSE rule change that is effective for the Annual Meeting no longer permits brokers to vote in the election of directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of directors. As a result, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Beneficial Ownership of Voting Stock

The following table sets forth the beneficial ownership of our common stock as of February 28, 2010 by:

•	each holder of 5% of more of our outstanding common stock known to us;

•	each executive officer named in the Summary Compensation Table included in this proxy statement;

•	each director and director nominee; and

•	all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, or SEC. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. Percentage ownership calculations for beneficial ownership are based on 60,885,308 shares issued and outstanding as of February 28, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

	Number of Shares	Percentage of Outstanding
Name and Address of Beneficial Owner	Beneficially Owned	Common Stock

5% Stockholders
Matrix Partners VI(1) 1000 Winter Street Suite 4500 Waltham, MA 02451	6,185,272	10.16%
Ameriprise Financial, Inc.(2) 145 Ameriprise Financial Center Minneapolis, MN 55474	4,302,193	7.07%
TimesSquare Capital Management, LLC(3) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	3,197,300	5.25%
Directors and Executive Officers
James Baum(4)	725,998	1.18%
Patrick J. Scannell, Jr.(5)	246,540	*
Raymond Tacoma(6)	242,035	*
Patricia Cotter(7)	71,699	*
David Flaxman(8)	29,999	*
Jitendra S. Saxena(9)	1,964,570	3.19%
Francis A. Dramis, Jr.(10)	17,048	*
Robert J. Dunst, Jr.(11)	49,930	*
Paul J. Ferri(12)	6,618,732	9.81%
Peter Gyenes(13)	40,555	*
Charles F. Kane(14)	62,430	*
J. Chris Scalet	7,936	*
Edward J. Zander(15)	320,930	*
All executive officers and directors as a group (13 persons)	10,398,402	16.44%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1) Consists of 4,279,345 shares held by Matrix Partners VI, L.P. (“Matrix VI”), 1,427,647 shares held by Matrix VI Parallel Partnership-A L.P. (“Parallel A”), and 478,280 shares held by Matrix VI Parallel Partnership-B L.P. (“Parallel B”) (together, the “Matrix VI Entities”). Mr. Ferri is a Managing Member of Matrix VI Management Co., L.L.C., the general partner of each of the Matrix VI Entities, which has sole voting power over all of the shares held by the Matrix VI Entities. Mr. Ferri, by virtue of his management position in Matrix VI Management Co., L.L.C., also has sole voting and dispositive power with respect to the shares for each of those entities. Based on the Schedule 13G/A filed by these entities on February 10, 2010.

(2) Ameriprise Financial, Inc. and its investment advisor subsidiary, RiverSource Investments, LLC, report shared dispositive power over these shares and shared voting power with respect to 12,341 of these shares. Each of Ameriprise Financial, Inc. and RiverSource Investments, LLC disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. Based on the Schedule 13G filed by Ameriprise Financial, Inc. on February 12, 2010.

(3) TimesSquare Capital Management, LLC reports sole dispositive power over these shares and sole voting power with respect to 2,954,900 of these shares. All of these shares are owned by investment advisory clients of TimesSquare Capital Management, LLC. Based on the Schedule 13G filed by TimesSquare Capital Management, LLC on February 9, 2010.

(4) Consists of 725,998 shares subject to stock options.

(5) Consists of 246,540 shares subject to stock options.

(6) Consists of 242,035 shares subject to stock options.

(7) Consists of 71,499 shares subject to stock options and 200 shares held by Ms. Cotter’s mother.

(8) Consists of 29,999 shares subject to stock options.

(9) Includes 697,999 shares subject to stock options.

(10) Includes 4,618 shares subject to stock options.

(11) Includes 37,500 shares subject to stock options.

(12) Includes 37,500 shares subject to stock options, 347,083 shares held by Matrix Partners VIII, L.P., of which Mr. Ferri is a Managing Member of the general partner, and 6,185,272 shares held by various Matrix VI entities; see footnote (1) above. Mr. Ferri’s address is c/o Matrix Partners, 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.

(13) Includes 28,125 shares subject to stock options.

(14) Includes 50,000 shares subject to stock options.

(15) Includes 11,000 shares held by the Edward & Mona Zander Living Trust u/a dtd 04/19/93, of which Mr. Zander and his wife are trustees, and 197,500 shares subject to stock options.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Members of the Board of Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three class III directors, whose terms expire at this Annual Meeting; three class I directors, whose terms expire at the 2011 Annual Meeting; and three class II directors, whose terms expire at the 2012 Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Our current directors and the classes to which they belong as of the date of this proxy statement are as follows:

Class III Directors	Class I Directors	Class II Directors
(Terms Expiring at	(Terms Expiring at	(Terms Expiring at
this Annual Meeting)	the 2011 Annual Meeting)	the 2012 Annual Meeting)
Robert J. Dunst, Jr. Paul J. Ferri Edward J. Zander	James Baum Peter Gyenes Charles F. Kane	Francis A. Dramis, Jr. Jitendra S. Saxena J. Chris Scalet

In March 2010, our board of directors approved a decrease in the number of directors from nine to eight members effective with our 2010 Annual Meeting. Our board of directors has nominated two nominees — Mr. Ferri and Mr. Zander — for election as class II directors at the Annual Meeting. Mr. Dunst is not standing for re-election.

Set forth below are the names and certain information with respect to each of our directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he currently serves as a director or has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our nominating and corporate governance committee and our board to conclude that he should serve as a director. In addition, we believe that all of our directors and nominees have integrity, business acumen, good judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, the willingness to devote the time needed to be an effective director, the ability to represent the interests of all stockholders and a lack of conflicts of interest. There are no family relationships among any of our directors or executive officers.

Class III Directors (Terms expiring at this Annual Meeting)

Nominated for a Term Expiring at the 2013 Annual Meeting

Paul J. Ferri, age 71, has served as a director since November 2005. Mr. Ferri has been a General Partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri served as a director of Airvana, Inc., a provider of mobile broadband network infrastructure products, from May 2000 until April 2010, as a director of Sycamore Networks, Inc., a provider of bandwidth management solutions for fixed line and mobile network operators, from February 1999 until October 2007, and serves on the boards of directors of several private companies. We believe Mr. Ferri’s qualifications to serve on our board include his decades of experience as an investor in the venture capital industry, his experience in bringing more than twenty portfolio companies to the public markets and his experience on the boards of directors of other public and private companies.

Edward J. Zander, age 63, has served as a director since April 2002. Mr. Zander served as Chairman of the Board of Motorola, Inc., a provider of wireless and broadband communications products, from January 2004 until May 2008, and served as Chief Executive Officer there from January 2004 until January 2008. Prior to joining Motorola, Mr. Zander was a managing partner of Silver Lake Partners, a private equity fund focused on investments in technology industries, from July 2003 to December 2003. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems, Inc., a provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves as a director of Seagate Technology, a provider of hard disk drives and storage solutions, and NetSuite, Inc., a provider of cloud computing business management software suites. Mr. Zander also served as a director of Time Warner, Inc., a media and entertainment company, from January 2007 to May 2007. He serves on the board of directors of several private companies, educational and non-profit organizations. He also serves as a member of the Dean’s Advisory Council of the School of Management at Boston University and a trustee and Presidential Advisor at Rensselaer Polytechnic Institute. We believe Mr. Zander’s qualifications to serve on our board include his experience as chief executive officer or chief operating officer of two public technology companies and his experience on the boards of directors of other public and private companies.

Not Standing for Re-election

Robert J. Dunst, age 49, has served as a director since February 2007. Since January 2009, Mr. Dunst has been the Executive Vice President and Chief Information Officer of Knowledge Learning Corporation, a private provider of early childhood and school-age education and care, and in connection with such position also serves as President of Knowledge Universe Technologies, an early childhood education software and services company that is an affiliate of Knowledge Learning Corporation. From June 2006 until January 2009 he served as a private business consultant. Prior to June 2006, Mr. Dunst was Executive Vice President, Technology and Supply Chain of Albertsons, a food and drug retailer where from November 2001 to May 2005, he served as Executive Vice President and Chief Technology Officer. Prior to holding that position, Mr. Dunst was Vice President, Advanced Technology and Internet Business Group at Safeway, Inc., a food retailer. We believe Mr. Dunst’s qualifications to serve on our board include his experience as chief technology officer or chief information officer of public and private technology companies and his senior management experience at public companies in a vertical industry that is a key market for our products.

Class I Directors (Terms expiring at the 2011 Annual Meeting)

James Baum, age 46, has served as our President since June 2006, our Chief Executive Officer since February 2009 and as a director since August 2006. Mr. Baum served as our Chief Operating Officer from June 2006 until January 2009. Prior to joining Netezza, Mr. Baum served as the President and Chief Executive Officer of Endeca Technologies, Inc., a provider of search and guided navigation solutions, from November 2004 to October 2005 and President and Chief Operating Officer from June 2001 to November 2004. From October 1998 to December 2000, Mr. Baum served first as Executive Vice President, Engineering, Research and Development, then Executive Vice President and General Manager of Parametric Technology Corporation, a provider of product lifecycle management, content management and publishing solutions. We believe Mr. Baum’s qualifications to serve on our board include his knowledge and expertise relating to our industry and our company, his experience as our Chief Executive Officer and, prior to that, our Chief Operating Officer, and his senior management experience at other technology companies.

Peter Gyenes, age 64, has served as a director since November 2007. Mr. Gyenes is currently the non-executive Chairman of Sophos plc, a private global security software company. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software, as well as of its predecessor companies Informix Corporation, Ardent Software and VMark Software, from 1996 until its acquisition by IBM in 2005. Mr. Gyenes currently serves as a director of Lawson Software, Inc., a provider of enterprise software, services and support, Pegasystems Inc., a provider of business process management software solutions, and VistaPrint Limited, a provider of personalized products and services for small businesses, and several private technology companies. Mr. Gyenes also served as a director of Ascential Software Corporation, a provider of enterprise data integration solutions, from 2000 to April 2005, Applix, Inc., a business analytics software solutions provider, from May 2000 to November 2007, webMethods, Inc., a provider of business integration and optimization software, from May 2006 to June 2007, and Bladelogic, Inc., a provider of data center automation software, from June 2006 to April 2008. He is a trustee of the Massachusetts Technology Leadership Council. We believe Mr. Gyenes’ qualifications to serve on our board include his experience as a chief executive officer of a public software company, his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry and his experience serving on the boards of directors of other public and private companies.

Charles F. Kane, age 52, has served as a director since May 2005. Mr. Kane is currently President of One Laptop per Child, a non-profit organization focused on providing children with affordable access to computers and the Internet. From November 2006 to April 2008, Mr. Kane served as a Senior Advisor of One Laptop per Child, where he also served as Chief Financial Officer until July 2007. Mr. Kane was the Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008 and Chief Financial Officer and Treasurer from August 2007 until March 2008. Mr. Kane served as Chief Financial Officer of RSA Security, a provider of e-security solutions, from May 2006 to October 2006, when RSA was acquired by EMC Corporation. From July 2003 to May 2006, Mr. Kane served as Senior Vice President Finance and Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. From May 2000 to February 2003, Mr. Kane served as Chief Operating Officer, Chief Financial Officer, President and Chief Executive Officer of Corechange, Inc., a provider of enterprise portal software acquired by Open Text Corporation. Mr. Kane is a CPA and a senior lecturer of international finance at the Sloan Graduate School of Management at MIT. Mr. Kane currently serves as a director of Progress Software Corp., a provider of infrastructure software, and served as a director of Borland Software Corp., a provider of open application lifecycle management solutions, from August 2007 to July 2009. We believe Mr. Kane’s qualifications to serve on our board include his experience as a senior executive officer at a number of public companies, including his experience as chief financial officers of several of those companies, his qualification as an audit committee financial expert (as defined by applicable SEC rules), and his experience serving on the boards of directors of other public and private companies.

Class II Directors (Term expiring the 2012 Annual Meeting)

Francis A. Dramis, Jr., age 62, has been a director since May 2008 and has been Chief Executive Officer of F. Dramis, LLC, a technology consulting company, since February 2007. From December 1998 until February 2007, Mr. Dramis held a variety of positions at BellSouth Corporation, a telecommunications company, most recently serving as Chief Information, E-Commerce & Security Officer. Mr. Dramis served as a director of Avocent Corporation, a provider of information technology operations management solutions, from November 2002 to December 2009, and Ditech Networks, Inc., a telecommunications equipment supplier, form February 2008 to February 1, 2010, and serves on the boards of directors of several private companies. We believe Mr. Dramis’ qualifications to serve on our board include his experience as a chief information officer of a large telecommunications company and as a technology consultant, and his experience serving on the boards of directors of other public and private companies.

Jitendra S. Saxena, age 64, a founder of Netezza, has been our Chairman since June 2007 and a director from our inception in October 2000. He served as our Chief Executive Officer from our inception until his resignation as Chief Executive Officer in January 2009, and served as our President from our inception to June 2006. Prior to founding Netezza, Mr. Saxena served as Chairman and Chief Executive Officer of Applix, Inc., a provider of performance management applications, from 1983 to 2000. Mr. Saxena also serves on the board of directors of several private companies and non-profit organizations. We believe Mr. Saxena’s qualifications to serve on our board include his decades of experience in our industry, his role as a founder of our company, and his experience as chief executive officer of two public companies, including serving as our Chief Executive Officer for nine years.

J. Chris Scalet, age 51, has been a director since June 2009. Mr. Scalet is currently Executive Vice President, Global Services, and Chief Information Officer at Merck & Co., Inc., a global research-driven pharmaceutical company that discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. Mr. Scalet has served as Chief Information Officer since joining Merck in March 2003 and as Executive Vice President, Global Services since January 2008. Mr. Scalet has held a variety other senior positions with Merck, including Senior Vice President, Global Services from December 2005 to December 2007 and Senior Vice President, Information Services from March 2003 to November 2005. Prior to joining Merck, Mr. Scalet was Senior Vice President, Information Technology and Chief Information Officer at International Paper, a global paper and packaging company, from 1998 to 2003 and Vice President, Information Technology and Chief Information Officer at MAPCO, Inc., a diversified energy company, from

1993 to 1997. We believe Mr. Scalet’s qualifications to serve on our board include his experience as chief information officer at three public companies and his senior management experience at a company in a vertical industry that is a key market for our products.

Management

Our executive officers, in addition to Mr. Baum, are as follows:

Patrick J. Scannell, Jr., age 56, has served as our Senior Vice President and Chief Financial Officer since March 2003. Prior to joining Netezza, Mr. Scannell served as Chief Financial Officer of PhotonEX Corporation, a provider of optical systems, from November 2000 to January 2003. From November 1998 to August 2000, Mr. Scannell served as Chief Financial Officer of Silknet Software, Inc., a provider of CRM infrastructure software. From September 1992 until October 1998, Mr. Scannell served as Executive Vice President and Chief Financial Officer of Applix, Inc.

Raymond Tacoma, age 60, has served as our Senior Vice President, Worldwide Sales since September 2003. Prior to joining Netezza, Mr. Tacoma served as Executive Vice President of Sales and Marketing at Corechange, a global provider of portal framework software, from February 2002 to July 2003. From August 1996 to December 2001, Mr. Tacoma served as Vice President of North American Sales at MicroStrategy, Inc., a business intelligence software company.

Patricia Cotter, age 51, has served as our Senior Vice President, Worldwide Operations since July 2009 and served as our Vice President, Customer Support and Manufacturing from July 2001 to July 2009. Prior to joining Netezza, Ms. Cotter served as a Vice President at Visual Networks, Inc., a provider of application performance and network management solutions, from 1996 to 2000. From 1993 to 1996, Ms. Cotter served as Director of Corporate Program Management at Stratus Technologies, Inc. a global solutions provider.

David R. Flaxman, age 58, has served as our Senior Vice President, Products and Technology since August 2009 and served as our Chief Strategy Officer from December 2008 to August 2009. Prior to joining Netezza, Mr. Flaxman was Vice President, Business Development at Utility.net, a provider of broadband over power line services, from September 2006 to December 2008. From December 2002 to August 2006, Mr. Flaxman served as Senior Vice President, Finance and Portfolio Technology at Fannie Mae, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market.

Corporate Governance Guidelines

Our board believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section and the sections of the proxy statement that follow describe key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines are available on the Investor Relations — Corporate Governance section of our website, www.netezza.com.

Our board of directors has adopted corporate governance guidelines to assist our board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Netezza, and, in doing so, serve the best interests of Netezza and our stockholders;

•	a majority of the members of our board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that the roles of Chairman of the board and Chief Executive Officer should be separated at the current time. Our board has appointed Mr. Saxena, who has been our Chairman since June 2007 and who served as our Chief Executive Officer from our company’s inception until his resignation as Chief Executive Officer in January 2009, as Chairman of the board. Mr. Saxena chairs, and prepares or approves the agenda for, each board meeting and facilitates communications between other members of the board and our management. Our Chief Executive Officer, Mr. Baum, is also a member of the board.

Under our corporate governance guidelines, in the event the Chairman of the board is not an independent director, the nominating and corporate governance committee may designate an independent director to serve as “Lead Director,” who shall be approved by a majority of the independent directors. If one is appointed, the Lead Director shall:

•	chair any meeting of the non-management or independent directors in executive session;

•	meet with any director who is not adequately performing his or her duties as a member of the board or any committee;

•	facilitate communications between other members of the board and the Chairman and/or the Chief Executive Officer;

•	monitor, with the assistance of our General Counsel, communications from stockholders and other interested parties;

•	work with the Chairman in the preparation of the agenda for each board meeting and in determining the need for special meetings of the board; and

•	otherwise consult with the Chairman and/or the Chief Executive Officer on matters relating to corporate governance and board performance.

Although Mr. Saxena is not an independent director, the nominating and corporate governance committee has not designated a Lead Director. Instead, the chairman of the nominating and corporate governance committee — who is an independent director — fulfills the functions of the Lead Director described above in his role as chairman of that committee. Mr. Ferri was the chairman of the nominating and corporate governance committee for fiscal 2010 and remains the chairman of that committee.

Our board’s leadership structure allows our board to benefit from the direct participation of our current Chief Executive Officer, while at the same time having overall board leadership vested in a Chairman who is not a member of the current management team but who nonetheless has significant experience with our company’s business and operations. The chairman of the nominating and corporate governance committee, or the Lead Director if one is appointed, facilities the ability of the independent directors to provide independent and cohesive oversight and guidance.

Board Determination of Director Independence

Under applicable New York Stock Exchange, or NYSE, rules, a director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director will not be considered to have a material relationship with us if

(1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she:

•	is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

•	serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of our board of directors who are independent as defined above.

Our board has determined that Messrs. Dramis, Dunst, Ferri, Gyenes, Kane, Scalet and Zander meet the categorical standards described above, that none of these directors has a material relationship with our company and that each of these directors is “independent” as determined under Rule 303A of the NYSE Listed Company Manual. Our board also reached a determination of independence under the independence guidelines of NYSE Arca, where our common stock was listed until April 8, 2009, for these directors.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our board’s slate of director nominees, our nominating and corporate governance committee applies the criteria set forth as an exhibit to our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, willingness to devote the time needed to be an effective director, ability to represent the interests of all stockholders and a lack of conflicts of interest. We also value experience on other public company boards of directors and board committees. In addition, our nominating and corporate governance committee believes that at least one member of our board, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board as a whole: experience in the technology industry, experience as a senior officer of a public company and qualification as an audit committee financial expert (as defined by applicable SEC rules).

Our nominating and corporate governance committee does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the value of diversity on the board should be considered. Our nominating and corporate governance committee believes that our directors should bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our board recognizes its responsibility to ensure that nominees for our board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds that will allow the board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 7 to 10 indicate each nominee’s experience, qualifications, attributes and skills that lead our nominating and corporate governance committee and our board to conclude that he should continue to serve as a director of Netezza. Our nominating and corporate governance committee and our board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board as a whole.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to:

The Nominating and Corporate Governance Committee
c/o Corporate Secretary
Netezza Corporation
26 Forest Street
Marlborough, Massachusetts 01752

Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the committee recommends such candidate and the board determines to include the stockholder-recommended candidate as one of its nominees for election, then such candidate will be included in our proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under “Other Matters — Stockholder Proposals,” below. Candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy card for the next Annual Meeting of Stockholders.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. The lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, also serves as the presiding director at all executive sessions of our non-management directors.

Under procedures approved by a majority of our independent directors, our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and others interested parties who wish to send communications on any topic to our board should address such communications to:

The Nominating and Corporate Governance Committee
c/o Corporate Secretary
Netezza Corporation
26 Forest Street
Marlborough, Massachusetts 01752

Board Meetings and Attendance

The board met nine times during fiscal 2010. During fiscal 2010, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which he then served.

Our corporate governance guidelines provide that directors are responsible for attending our Annual Meetings of Stockholders. Two of our directors attended our 2009 Annual Meeting.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board. Current copies of these charters are available on the Investor Relations — Corporate Governance section of our website, www.netezza.com.

Our board has determined that all of the members of each of our board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The members of our audit committee are Messrs. Dramis, Dunst and Kane. Mr. Kane chairs the audit committee. Our board of directors has determined that Mr. Kane is an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee met nine times during fiscal 2010.

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 18 of this proxy statement.

Compensation Committee

The members of our compensation committee are Messrs. Ferri, Gyenes and Zander. Mr. Gyenes chairs the compensation committee. Our compensation committee met seven times during fiscal 2010.

The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 19 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 31 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mr. Ferri and Mr. Zander. Mr. Ferri chairs the nominating and corporate governance committee. Our nominating and corporate governance committee met twice during fiscal 2010.

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Oversight of Risk

Our board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our nominating and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full board discuss particular risks.

Our compensation committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse affect on our company. Our compensation committee believes that any such risks are mitigated by:

•	The multiple elements of our compensation packages, including base salary, annual bonus programs and (for many of our employees) equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•	The structure of our annual cash bonus programs, which is based on a number of different performance measures (including revenue and adjusted operating income) to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the Investor Relations — Corporate Governance section of our website, www.netezza.com. In addition, we intend to post on our website all disclosures that are required by law or NYSE stock market listing standards concerning any amendments to, or waivers from, any provisions of the code.

Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefit to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	a transaction where the related person’s interests arise solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $1,000,000 dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our Certificate of Incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

There were no related person transactions during fiscal 2010.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 31, 2010:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be		Weighted-Average Exercise	Equity Compensation Plans
	Issued Upon Exercise of		Price of Outstanding	(Excluding Securities
	Outstanding Options,		Options,	Reflected in
	Warrants and Rights		Warrants and Rights	Column (a))(1)
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	11,815,522	(2)	$7.00	3,422,236
Equity compensation plans not approved by security holders	-		-	-
Total	11,815,522		$7.00	3,422,236	(3)

(1) In addition to being available for future issuance upon exercise of options that may be granted after January 31, 2010, these shares available for grant under the 2007 Stock Incentive Plan may instead be issued in the form of restricted stock, stock appreciation rights, or other equity-based awards.

(2) Consists of shares subject to outstanding options under our 2000 Stock Incentive Plan and our 2007 Stock Incentive Plan. No awards were made under the 2000 Stock Incentive Plan following the closing of our initial public offering in July 2007 and our board of directors has resolved no further awards will be made under the 2000 Stock Incentive Plan.

(3) Consists of 3,422,236 shares issuable under our 2007 Stock Incentive Plan as of January 31, 2010.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended January 31, 2010 and discussed them with management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting standards and issuing a report on the results of its audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent registered public accounting firm to discuss with our audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2010.

By the audit committee of the Board of Directors of Netezza.

Charles F. Kane (chairman)
Francis A. Dramis, Jr.
Robert J. Dunst, Jr.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Compensation Objectives, Philosophy and Processes

We have designed our executive compensation program to:

•	attract, retain and motivate executives who make important contributions to our business;

•	reward executives for company performance; and

•	align the incentives of our executives with the creation of value for our stockholders by providing equity incentives tied to our long-term performance.

Our executive compensation program consists of a combination of base salary, cash bonuses tied to our financial performance, equity incentives in the form of stock options and restricted stock units, and other customary benefits. Our compensation committee’s philosophy is to establish total compensation packages for our executive officers at approximately the median compensation levels of comparable executives at companies in our benchmark group (which is discussed further below). In any given year, the actual percentile of the benchmark group compensation levels to which a particular executive’s compensation equates may vary depending on our financial performance, each executive’s individual performance, tenure and importance to our company, and internal parity among our executives.

It is also a philosophy of the committee that a majority of the total target compensation of our executive officers consists of variable incentive compensation that is directly linked to company performance — namely, cash bonuses and equity incentives — thus aligning the incentives of our executive officers with the interests of our stockholders. Our annual incentive bonus plan ties a significant portion of each executive’s total compensation to our annual corporate performance on a number of key metrics. We provide longer-term incentives to executives in the form of stock options, which generally vest over five years, thus providing an incentive for our executives to remain with Netezza and providing rewards linked directly to the creation of value for our stockholders.

Our compensation committee, which is comprised entirely of independent directors, reviews and approves all compensation for our executive officers. The committee has the authority to engage compensation consultants and does so from time to time. James Baum, our Chief Executive Officer, and Jit Saxena, who was our Chief Executive Officer through January 31, 2009, made recommendations to the committee concerning the compensation of the other executive officers for fiscal 2010. In addition, our Chief Executive Officer and Patrick J. Scannell, Jr., our Chief Financial Officer, meet periodically with the committee regarding the design of our executive and employee compensation programs and periodically attend portions of committee meetings during the year. Neither our Chief Executive Officer nor our Chief Financial Officer participates in discussions regarding his compensation. Our Vice President of Human Resources also supports the committee by gathering data and providing information to the committee.

In the fourth quarter of fiscal 2009, our compensation committee retained Pearl Meyer and Partners, an independent compensation consultant, to assist it in making compensation decisions for fiscal 2010. Pearl Meyer reported directly to the committee, compiled information and prepared a report for the committee. Additionally, Pearl Meyer compiled its benchmark executive compensation data using both a peer group comprised of 18 companies, all of which are publicly traded, and broader market compensation data. Companies were selected for inclusion in the peer group based primarily on revenue, market capitalization and the nature of their business; both Pearl Meyer and Netezza participated in the selection of the peer group companies. The companies comprising the peer group were as follows: 3Par, Ariba, Aruba Networks, CommVault Systems, Compellent Technologies, Data Domain, EPIQ Systems, Interwoven, Ixia, j2 Global Communications, Riverbed Technology, SonicWALL, SPSS, Starent Networks, Terremark Worldwide, Vignette, Websense, and Wind River Systems.

While our compensation committee takes into account compensation data from benchmark group companies and input from Pearl Meyer, we believe that a successful executive compensation program also requires the application of judgment, experience and subjective determinations of individual performance and value to help ensure that our executive compensation program promotes the objectives described above. As a result, the decisions of our compensation committee are not based strictly on this benchmark group data.

Components of Executive Compensation

The following elements comprise the compensation paid to our executive officers:

•	base salary;

•	cash bonus;

•	long-term incentives in the form of equity incentives, such as stock options and restricted stock units; and

•	other customary benefits.

Base Salary

Base salaries serve as a means of attracting and retaining talented executives and provide stability for executives with respect to a portion of their compensation. None of our executive officers has an employment agreement that provides for automatic or scheduled increases in base salary. Our compensation committee reviews and establishes executive base salaries annually, generally early in the fiscal year.

The Pearl Meyer data presented to our compensation committee at the end of fiscal 2009 showed that the base salary of each of our executive officers for fiscal 2009 was slightly below or at the median base salary of comparable executives at the benchmark group companies. After taking this into account and after considering economic conditions and management’s decision not to implement a broad-based increase in the base salaries of our employees in fiscal 2010 (which was also made at the beginning of fiscal 2010), our compensation committee decided not to increase base salaries for our executive officers for fiscal 2010 with the exception of Mr. Baum’s base salary. With respect to Mr. Baum, the compensation committee increased his base salary by approximately 15% in conjunction with his promotion to Chief Executive Officer that became effective at the beginning of fiscal 2010. The annual base salary of Mr. Flaxman, who was promoted to Senior Vice President, Products and Technology in August 2009, was not increased in connection with his promotion because when he joined our company in December 2008 his base salary was established based on the expectation that he would become one of our executive officers during fiscal 2010. For fiscal 2010, the annual base salaries for our executive officers were as follows: Mr. Baum — $375,000; Mr. Scannell — $275,000; Raymond Tacoma, our Senior Vice President, Worldwide Sales— $250,000; Patricia Cotter, our Senior Vice President, Worldwide Operations — $200,000; and Mr. Flaxman — $285,000.

Cash Bonuses

A significant element of the cash compensation of our executive officers is based upon an annual executive officer incentive bonus plan adopted by our compensation committee. The objective of the plan is to reward short-term performance and the achievement of designated strategic objectives. Our compensation committee sets the target cash bonus under the plan such that the bonus opportunity, together with base salary, for each executive officer approximates the median of the total cash compensation of executives at the benchmark group companies. The committee also designs the plan to reward the objectives it considers most important for the fiscal year in question. All of our executive officers participated in the executive officer incentive bonus plan in fiscal 2010 except Mr. Flaxman, who was promoted to Senior Vice President, Products and Technology in August 2009 and who participated in our corporate bonus plan — and not our executive officer bonus plan — for fiscal 2010.

The table below shows the target bonus for each of our executives under our executive officer incentive bonus plan and, in the case of Mr. Flaxman, our corporate bonus plan, for fiscal 2010, both as a percentage of his or her annual base salary and in dollars and the actual cash bonus payments made to our executive officers under the bonus plans, which were paid in March 2010:

		Target Bonus as a
Name	Target Bonus	Percentage of Base Salary	Actual Bonus Payment

James Baum	$300,000	80%	$61,500
Patrick J. Scannell, Jr.	$190,000	69%	$38,950
Ray Tacoma	$325,000	130%	$211,648
Patricia Cotter	$100,000	50%	$20,500
David Flaxman	$50,000	17.5%	$25,000

For Mr. Baum, Mr. Scannell, and Ms. Cotter, the fiscal 2010 target bonuses represent modest increases over their fiscal 2009 target bonuses, which ranged from 30% to 60% of their fiscal 2009 base salaries. The primary reason for these increases is the benchmark group data provided by Pearl Meyer showed that both the total and the target cash compensation of these executive officers for fiscal 2009 was below the median of comparable executives at the benchmark group companies. Based on this data, our compensation committee decided to increase target bonuses to the point where they approximate the benchmark group median. The fiscal 2010 target bonuses of these executive officers are within the range proposed by Pearl Meyer (which was based solely on benchmark group data and did not take into account performance factors).

The target bonus for Mr. Tacoma, who serves as our Senior Vice President, Worldwide Sales, was in excess of 100% of his annual base salary for both fiscal 2009 and fiscal 2010. As our compensation committee believes Mr. Tacoma’s overall cash compensation should be based primarily on our sales performance, Mr. Tacoma was provided the opportunity to earn a significant cash bonus based on sales performance and was therefore assigned a significantly larger target bonus as a percentage of his annual base salary than our other executive officers. Mr. Tacoma’s fiscal 2010 target bonus is slightly above the range proposed by Pearl Meyer because the compensation committee believes it is appropriate to provide additional sales performance incentives, although his total target cash compensation (base salary plus target bonus) is approximately equal to the high end of the range proposed by Pearl Meyer.

The fiscal 2010 executive officer incentive bonus plan was similar to the fiscal 2009 plan, with some refinements in the formula calculations that were based on data provided by Pearl Meyer. The principal elements of our fiscal 2010 plan were as follows. For executive officers other than Mr. Tacoma and Mr. Flaxman, 50% of their target bonus was based upon our attainment of a specified revenue target for fiscal 2010 and 50% of their target bonus was based upon our attainment of a specified adjusted operating income (which excludes the impact of non-cash stock compensation expense) target for fiscal 2010. For Mr. Tacoma, $100,000 of his target bonus was based upon the attainment of quarterly and annual revenue targets and $225,000 of his target bonus was based upon the attainment of quarterly, year-to-date and annual product bookings targets. All of the financial targets used for purposes of the fiscal 2010 plan were established prior to the commencement of fiscal 2010. For purposes of the plan, the fiscal 2010 revenue target was $220,000,000 and the fiscal 2010 adjusted operating income target was $27,452,000. The fiscal 2010 revenue target represented a 17% increase over our actual fiscal 2009 revenue of $187,769,000. The fiscal 2010 adjusted operating income target represented 153% increase over our adjusted operating income of $10,833,000 for fiscal 2009. We do not publicly disclose our bookings and we consider our bookings and bookings targets to be confidential information. Our fiscal 2010 product bookings target, which was 12% higher than our product bookings for fiscal 2009, was set at a level designed to be challenging in that it required us to achieve growth in our business. In retrospect, in light of the worldwide economic downturn that continued through the first half of fiscal 2010, our bookings target was too aggressive.

Each portion of the target bonus was payable only if we attained at least 80% of the revenue, adjusted operating income or product bookings target on which that portion of the target bonus was based. For those performance measures, if between 80% and 90% of the performance target was attained, then between 20% and 50% of the target bonus would be paid, and if between 90% and 100% of the performance target was attained, then between 50% and 100% of the target bonus would be paid. In addition, the portion of

Mr. Tacoma’s target bonus based on achievement of quarterly year-to-date product bookings targets ($100,000), was not payable unless 100% of the target was attained. The amount of the revenue-based, operating income-based, and product bookings-based bonuses was capped at 150% of the portion of the target bonus allocated to that metric, except that Mr. Tacoma’s year-to-date product bookings target bonus was capped at its target amount.

For fiscal 2010, we attained 87% of our revenue target and 53% of our adjusted operating income target, which caused approximately 42% of the portion of the target bonus based on revenue and none of the portion of the target bonus based on adjusting operating income to be payable under the plan. In addition, although we attained some, but not all, of our quarterly product bookings targets and 86% of our annual product bookings target, we did not attain our quarterly year-to-date product bookings targets. Our executive officers other than Mr. Tacoma and Mr. Flaxman received approximately 21% of their target bonus for fiscal 2010, and Mr. Tacoma (the only executive officer whose bonus was based in part on bookings) received approximately 65% of his target bonus for fiscal 2010.

Mr. Flaxman participated in our corporate bonus plan for fiscal 2010, with a target bonus that was established when Mr. Flaxman joined our company in December 2008 and before he became one of our executive officers in August 2009 equal to 17.5% of his base salary. Under this plan, 50% of Mr. Flaxman’s target bonus was based on the achievement of specified personal objectives relating to company, departmental and personal performance and 50% of his target bonus was based on our attainment of our adjusted operating income target for fiscal 2010. No portion of the target bonus based on adjusted operating income was payable unless we attained at least 100% of the adjusted operating income target and the amount of the adjusted operating income-based bonus was capped at 120% of the target bonus allocated to that metric. There was no minimum threshold for the portion of the target bonus based on the achievement of specified personal objectives and the amount of the bonus was capped at 100% of the target bonus allocated to that metric. For fiscal 2010, we attained 53% of our adjusted operating income target, which caused none of the portion of the Mr. Flaxman’s target bonus based on adjusted operating income to be payable. Mr. Flaxman achieved the specified personal objectives relating to company, departmental and personal performance established under the corporate bonus plan, and accordingly he received 50% of his target bonus for fiscal 2010.

Equity Incentive Awards

A key component of our executive compensation program is to provide long-term incentives to our executive officers through the grant of equity incentive awards. The objectives of these grants are to align the interests of our executives with the creation of value for our stockholders and help us attract, retain, motivate and reward a successful management team. Because of the importance placed by our compensation committee on long-term incentives and retention, the committee believes that we should continue to make equity grants to our executive officers with a value above the median of our benchmark group companies.

Until March 2010 (early fiscal 2011), we granted the substantial majority of our equity awards in the form of stock options that vested with the passage of time. Since our initial public offering in July 2007, we have made our option grants to our executives and other employees pursuant to our 2007 stock incentive plan. We generally granted options to executive officers and other employees upon their initial hire and annually based primarily upon performance and merit. Near the beginning of our fiscal year, our compensation committee reviewed the current status of each executive’s outstanding option awards (particularly the unvested portion of the grants), the performance of the executive during the prior fiscal year and market data about comparable companies. Based on these factors, the committee determined the size of the annual option grant for each executive officer.

In March 2009 (early fiscal 2010), we granted options to each of our executive officers, with the exception of Mr. Flaxman who was not an executive officer at that time, as part of an option grant to a group of 37 executive officers and employees. The number of shares covered by the grants to our executive officers was as follows: Mr. Baum — 280,000 shares; Mr. Scannell — 125,000 shares; Mr. Tacoma — 165,000 shares; and Ms. Cotter — 50,000 shares. The fair value of these stock options on the date of grant, as calculated for accounting purposes, is shown in the Grant of Plan Based Awards Table that follows this Compensation

Discussion and Analysis; these values ranged from $149,080 for Ms. Cotter to $834,848 for Mr. Baum. Our compensation committee determined the size of the option grant for each executive based on both the benchmark group data presented by Pearl Meyer and the level of responsibility and performance of each executive officer. The option grants were generally consistent with the range proposed by Pearl Meyer, which was based solely on benchmark group data and did not take into account performance factors. In August 2009, in connection with his promotion to Senior Vice President, Products and Technology Mr. Flaxman was granted a stock option for 50,000 shares. The size of this stock option grant to Mr. Flaxman was based on the size of stock option grants to our other executive officers in March 2009 and Mr. Flaxman’s responsibilities.

All of these option grants were on the following terms:

•	Our philosophy is to establish the exercise price of all options to be equal to the fair market value of the common stock on the date of grant. For the options granted in March 2009, the exercise price was equal to the closing sale price of our common stock on NYSE Arca on the date of grant. For the option granted in August 2009, the exercise price was equal to the closing sale price of our common stock on the NYSE on the date of grant.

•	Options vest over a five-year period (subject to continued employment), with 20% of the shares vesting on the first anniversary of the vesting start date and the remaining shares vesting in 5% increments at the end of each successive three-month period following the first anniversary of the vesting start date. The vesting start date for the options referenced above was the first day of the quarter or month in which the option was granted.

•	Generally, vesting accelerates as to 20% of the shares covered by each option upon an acquisition of Netezza. As discussed below, our executive officers have agreements providing for the acceleration of vesting in the event of an employment termination under specified circumstances following a “change in control” of Netezza.

•	Options expire seven years following the date of grant, subject to earlier expiration in the event of a termination of employment.

On March 2, 2010, following the end of fiscal 2010, our compensation committee adopted a new equity compensation program under our 2007 stock incentive plan pursuant to which we will grant equity awards in the form of restricted stock units. For our executive officers, 50% of restricted stock unit grants will be subject only to time-based vesting and 50% of restricted stock unit grants will be performance-based, subject to subsequent time-based vesting. For other employees, the restricted stock unit grants will be subject only to time-based vesting. While we may in the future use alternative forms of equity awards, such as time-based or performance based stock options, and we plan to continue to offer stock option awards to officers or employees upon their initial hire, our compensation committee determined that for now we will use restricted stock units as the form of equity award that we will grant annually to our executive officers and other employees. These annual restricted stock unit awards will be granted based primarily upon performance and merit. Near the beginning of each fiscal year, our compensation committee will review the current status of each executive’s outstanding equity awards (particularly the unvested portion of the awards), the performance of the executive during the prior fiscal year and market data about comparable companies. Based on these factors, the committee will determine the size of the annual restricted stock unit award for each executive officer.

The performance-based restricted stock unit awards for executives will be based upon performance metrics from our approved fiscal year operating plan, with 100% of the targeted shares underlying the award becoming eligible for time-based vesting upon 100% achievement of the performance targets. The performance targets for the executives will be based 50% upon our attainment of the revenue target for the fiscal year and 50% upon our attainment of the adjusted operating income target for the fiscal year. Under the terms of the performance-based restricted stock unit awards, the number of shares subject to the award would be adjusted on a sliding scale that deducts up to 20% or adds up to 50% of the targeted shares applicable to each performance target depending on our relative percentage performance to the target — resulting in a 80% performance threshold and a 150% performance cap for each of the revenue and adjusted operating income performance metrics. If actual performance fails to meet the 80% performance targets for either metric, then no shares would be earned based on that performance metric. The shares that have been earned based on the achievement of the performance metrics will vest and become deliverable over three years from the date of grant in equal annual installments.

The time-based restricted stock unit awards for all employees, including executives, will vest over four years, with one-quarter of the shares vesting and delivered on the first, second, third and fourth anniversaries of the grant dates of the restricted stock units.

Other Benefits

We have entered into agreements with each of our executive officers that provide them with severance benefits in the event of the termination of their employment under specified circumstances, as well as acceleration of vesting of equity awards in the event of an employment termination under specified circumstances following a change in control of Netezza. These agreements, along with estimates of the value of the benefits payable under them, are described below under the caption “— Executive Compensation — Agreements with Executives.” We believe providing these benefits helps us compete for and retain executive talent. After reviewing the practices of comparable companies, we believe that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Our executive officers are eligible to participate in the standard benefit programs available to all Netezza employees, on the same terms and conditions as all employees. We offer medical and dental coverage, life and disability insurance, and other benefits customary for a company of our size. We also maintain a 401(k) plan to which our U.S. employees may contribute and to which we may make additional discretionary contributions. In addition, we reimburse our executives for certain educational costs to the extent we believe it is directly relevant to their job performance.

We do not provide any additional perquisites to our executive officers.

Related Policies and Considerations

Stock Option Grant Date Policy

Our board of directors has adopted the following policies with respect to the grant of stock options. The primary purpose of these policies is to establish procedures for option grants that minimize the opportunity — or the perception of the opportunity — for us to time the grant of options in a manner that takes advantage of any material nonpublic information.

Annual Grants. To the extent they are granted, the annual option grants to our employees will be approved by our compensation committee on the first Monday following our public announcement of operating results for the recently completed fiscal year. The exercise price of the options will be at least equal to the closing price of our common stock on the grant date on the exchange on which it is listed. From July 2007 until April 8, 2009, our common stock was listed on NYSE Arca; since April 9, 2009, it has been listed on the New York Stock Exchange.

New Hire Grants — Non-executives. Our Chief Executive Officer has the authority, subject to limitations on the number of shares that may be covered by his grants, to make option grants to all newly hired employees other than executive officers. The grant date of those options will be the last trading day of the month in which the options were approved (typically the month of the employee’s hire date). The exercise price of those options will be at least equal to the closing price of our common stock on the NYSE on the grant date.

New Hire Grants — Executives. Option grants to all newly hired executive officers must be approved by our compensation committee at the first in-person or telephonic meeting of the committee following the executive’s hire date. However, if that meeting occurs during a quarterly or year-end trading blackout period under our Insider Trading Policy or during a time when we are otherwise in possession of material nonpublic information (referred to as an option blackout period), the option grant will instead be made at the first in-

person or telephonic meeting of the committee outside of an option blackout period. The exercise price of those options will be at least equal to the closing price of our common stock on the NYSE on the grant date.

Other Grants. All option grants to employees not described above will be approved by our compensation committee at an in-person or telephonic meeting held outside of an option blackout period. The exercise price of those options will be at least equal to the closing price of our common stock on the NYSE on the grant date.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned during fiscal 2010, fiscal 2009 and fiscal 2008 by our Chief Executive Officer, our Chief Financial Officer and our three other executive officers. We refer to these executive officers as our Named Executive Officers.

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal		Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	Total ($)

James Baum,	2010	375,000	834,848	61,500	-	1,271,348
President and Chief	2009	325,000	853,540	253,941	-	1,432,481
Executive Officer	2008	300,000	288,760	147,309	646	736,715

Patrick J. Scannell, Jr.,	2010	275,000	372,700	38,950	742	687,392
Senior Vice President	2009	275,000	640,155	214,873	-	1,130,028
and Chief Financial Officer	2008	250,000	1,155,040	117,847	583	1,523,470

Raymond Tacoma,	2010	250,000	491,964	211,648	491	954,103
Senior Vice President,	2009	250,000	640,155	185,452	-	1,075,607
Worldwide Sales	2008	225,000	866,280	325,695	947	1,417,922

Patricia Cotter,	2010	200,000	149,080	20,500	-	369,580
Senior Vice President,	2009	200,000	320,078	78,136	58,000	656,214
Worldwide Operations	2008	180,000	288,760	47,139	-	515,899

David Flaxman,(4)	2010	285,000	241,020	25,000	-	551,020
Senior Vice President, Products and Technology

(1) Consists of the aggregate grant date fair market value of all awards granted in the year shown. Options to purchase shares of common stock were granted at exercise prices our board determined to be equal to fair market value of the common stock on the date of grant. For a discussion of the assumptions relating to our valuation of stock option grants, see note 2 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2010. Under the terms of the stock option agreements for grants in fiscal 2008, fiscal 2009 and fiscal 2010, the awards vest as to 20% of the shares on the first anniversary of the vesting start date and as to an additional 5% of the shares at the end of each successive three-month period following the first anniversary of the vesting start date through and including the fifth anniversary of the vesting start date. Under the terms of the executive retention agreements we have entered into with our executive officers if, following a “change in control” (as defined in the agreement) of Netezza, the executive’s employment is terminated by the acquiring company without cause or by the executive for good reason, all outstanding stock options, restricted stock or similar equity awards held by him or her will become vested in full.

(2) For all executives with the exception of Mr. Flaxman, all amounts shown in this column were cash bonuses paid under our executive officer incentive bonus plan for fiscal 2010, fiscal 2009 or fiscal 2008, which plans were established before or shortly following the start of that fiscal year. For Mr. Flaxman, the amount referenced represents cash bonuses paid under our corporate bonus plan for fiscal 2010, which plan was established before or shortly following the start of the fiscal year. See “— Compensation Discussion and Analysis — Components of Executive Compensation — Cash Bonuses” for a description of the executive officer incentive bonus plan for fiscal 2010 and our corporate bonus plan for fiscal 2010 as applicable to Mr. Flaxman.

(3) For Messrs. Baum, Scannell and Tacoma, amounts shown were paid on behalf of the executive officer for travel costs for an accompanying spouse and are based on the cost of the ticket. For Ms. Cotter, amount shown represents educational tuition paid by the company.

(4) Mr. Flaxman was promoted to Senior Vice President, Products and Technology and became one of our executive officers on August 25, 2009. Amounts shown reflect Mr. Flaxman’s compensation for the full fiscal year.

Grants of Plan Based Awards in Fiscal 2010

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal 2010 to our Named Executive Officers.

					All Other
					Option
					Awards:	Exercise
		Estimated Possible Payouts Under			Number of	or Base	Grant Date
		Non-Equity Incentive Plan			Securities	Price of	Fair Value of
		Awards(1)			Underlying	Option	Stock and
		Threshold	Target	Maximum	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)(2)	($/Sh)	Awards ($)

James Baum	3/9/09	-	-	-	280,000	5.98	834,848
		60,000	300,000	450,000	-	-	-
Patrick J. Scannell, Jr.	3/9/09	-	-	-	125,000	5.98	372,700
		38,000	190,000	285,000	-	-	-
Raymond Tacoma	3/9/09	-	-	-	165,000	5.98	491,964
		175,250	325,000	437,500	-	-	-
Patricia Cotter	3/9/09	-	-	-	50,000	5.98	149,080
		20,000	100,000	150,000	-	-	-
David Flaxman		0	50,000	55,000	-	-	-
	8/31/09	-	-	-	50,000	9.60	241,020

(1) Awards in these columns for all executive officers other than Mr. Flaxman were granted under our executive officer incentive bonus plan for fiscal 2010, which was established in early fiscal 2010. The award in these columns for Mr. Flaxman was granted under our corporate bonus plan for fiscal 2010, which was established in early fiscal 2010. The actual amounts awarded are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. See “— Compensation Discussion and Analysis — Components of Executive Compensation — Cash Bonuses” for a description of these plans.

(2) Awards in this column were granted under our 2007 stock incentive plan. For all except Mr. Flaxman, grants have a vesting start date of March 1, 2009. For Mr. Flaxman, his grant was issued in connection with his promotion in August 2009 and the vesting start date is August 1, 2009. See note 1 to the Summary Compensation Table above for a description of these option grants.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth information regarding option awards held as of January 31, 2010 by our Named Executive Officers. There were no unvested restricted stock awards held by our executive officers as of January 31, 2010.

	Option Awards(1)
				Equity Incentive
			Number of	Plan Awards:
	Number of		Securities	Number of
	Securities		Underlying	Securities
	Underlying		Unexercised	Underlying
	Unexercised		Options	Unexercised	Option	Option
	Options		Unexercisable	Unearned Options	Exercise	Expiration
Name	Exercisable (#)		(#)	(#)	Price($)	Date

James Baum	487,498	(2)	362,502	-	2.50	8/10/2016
	27,500	(3)	22,500	-	6.70	2/14/2017
	70,000	(4)	130,000	-	9.90	3/3/2015
	-		280,000 (5)	-	5.98	3/9/2016
Patrick J. Scannell, Jr.	37,500	(6)	37,500	-	2.50	2/20/2016
	106,541	(3)	90,000	-	6.70	2/14/2017
	52,500	(4)	97,500	-	9.90	3/3/2015
	-		125,000 (5)	-	5.98	3/9/2016
Raymond Tacoma	63,499	(6)	37,501	-	2.50	2/20/2016
	70,911	(3)	79,089	-	6.70	2/14/2017
	52,500	(4)	97,500	-	9.90	3/3/2015
	-		165,000 (5)	-	5.98	3/9/2016
Patricia Cotter	-		7,500 (6)	-	2.50	2/20/2016
	27,500	(3)	22,500	-	6.70	2/14/2017
	26,250	(4)	48,750	-	9.90	3/3/2015
	-		50,000 (5)	-	5.98	3/9/2016
David Flaxman	24,999	(7)	75,001	-	6.39	12/31/2015
	-		50,000 (8)	-	9.60	8/31/2016

(1) Under the terms of the executive retention agreements we have entered into with our executive officers, if following a “change in control” (as defined in the agreement) of Netezza, the executive’s employment is terminated by the acquiring company without cause or by the executive for good reason, all outstanding stock options, restricted stock or similar equity awards held by him or her will become vested in full. Please see “— Agreements with Executives” below for additional information regarding these agreements.

(2) Granted in connection with Mr. Baum’s commencement of employment in fiscal 2007. This option vested as to 20% of the shares on April 1, 2007 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including April 1, 2011.

(3) This option vested as to 20% of the shares on February 1, 2008 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including February 1, 2012.

(4) This option vested as to 20% of the shares on March 1, 2009 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including March 1, 2013.

(5) This option vested as to 20% of the shares on March 1, 2010 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including March 1, 2014.

(6) This option vested as to 20% of the shares on February 1, 2007 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including February 1, 2011.

(7) Granted in connection with Mr. Flaxman’s commencement of employment in fiscal 2009. This option vested as to 20% of the shares on October 1, 2009 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including October 1, 2013.

(8) Granted in connection with Mr. Flaxman’s promotion in fiscal 2010. This option vests as to 20% of the shares on August 1, 2010 and vests as to an additional 5% of the shares at the end of each successive three-month period through and including August 1, 2014.

Option Exercises and Stock Vested during Fiscal 2010

The following table sets forth information regarding stock options exercised and restricted stock awards vested during fiscal 2010 for our Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

James Baum	200,000	1,349,750	-	-
Patrick J. Scannell, Jr.	12,500	112,075	-	-
Raymond Tacoma	275,000	1,992,786	-	-
Patricia Cotter	55,000	307,083	-	-
David Flaxman	-	-	-	-

(1) The value realized on exercise represents the difference between the market price of our common stock at exercise and the exercise price of the underlying option, multiplied by the number of shares acquired. For shares sold immediately upon exercise, the market price is calculated as the weighted average sales price of the shares, and for shares not sold immediately upon exercise, the market price is calculated as the closing market price of our common stock on the date of exercise.

Agreements with Executives

In March 2007, we entered into executive retention agreements with each of Mr. Baum, Mr. Scannell, Mr. Tacoma and Ms. Cotter, and in November 2009, we entered into an executive retention agreement with Mr. Flaxman. Under these agreements, if the executive’s employment is terminated, and in the case of Mr. Flaxman his employment is terminated following a “change in control” (as defined in his agreement) of our company, by us without “cause” or by the executive for “good reason,” then the executive shall receive, for a one-year period following employment termination:

•	severance payments in the amount equal to the sum of his or her annual base salary plus the bonus paid to the executive for the preceding fiscal year, and

•	a continuation of insurance benefits.

In general terms, “cause” under these agreements means (1) breaching a material obligation that would materially affect us without curing it within a specified period, (2) gross or persistent misconduct or (3) pleading guilty to or being convicted of a felony, or a lesser crime if it is injurious to us. “Good reason” means the occurrence of any of the following without the executive’s written consent: (1) a reduction in annual base salary by more than 15%, (2) a significant reduction in the executive’s duties and authority such that they are no longer executive in nature and (3) relocation of the executive’s place of employment to a location that is more than 30 miles further away from the executive’s residence than the place of employment is currently.

In addition, under these executive retention agreements if, following a “change in control” (as defined in the agreements) of our company, the executive’s employment is terminated by the acquiring company without cause or by the executive for good reason, all outstanding stock options, restricted stock or similar equity awards held by him or her will become vested in full. “Change in control” generally includes the following: (1) the acquisition of our common stock that results in an individual or entity owning 30% or more of our then-outstanding shares of common stock, (2) a change of the majority of our board of directors to individuals not recommended or elected by continuing directors or (3) a merger, acquisition, reorganization or sale of substantially all of the assets of Netezza other than a transaction in which our stockholders prior to the transaction continue to control more than 50% of the outstanding capital stock or combined voting power of the surviving or acquiring company after the transaction.

Potential Payments upon Termination or Change-in-Control

The table below shows the benefits potentially payable to each of our Named Executive Officers if he or she were to be terminated without cause or resign for good reason. These amounts are calculated on the assumption that the employment termination took place on January 31, 2010 and, in the case of Mr. Flaxman and with respect to the equity benefits of all of our Named Executive Officers, that the termination followed a change in control of Netezza.

	Severance
Name	Payments	Medical/Dental(1)	Equity Benefits(2)

James Baum	$436,500	$15,124	$3,313,463
Patrick J. Scannell, Jr.	313,950	15,124	850,975
Raymond Tacoma	461,648	15,124	949,304
Patricia Cotter	220,500	5,027	258,700
David Flaxman	310,000	15,124	202,502

(1) Calculated based on the estimated cost to us of providing these benefits.

(2) This amount is equal to (a) the number of option shares that would accelerate (including only those that were in-the-money), assuming a January 31, 2010 employment termination, multiplied by (b) the excess of $9.09, which represents the closing price of our common stock on NYSE on January 31, 2010, over the exercise price of each option as applicable.

Director Compensation

In March 2008, our board of directors approved a cash and equity compensation program for our non-employee directors. Under this program, non-employee directors receive:

•	the following annual fees (with the amounts pro rated for any partial year of service in the relevant positions):

•	$35,000 for service on our board;

•	$10,000 for service on the audit committee ($20,000 for the chairman);

•	$7,500 for service on the compensation committee ($15,000 for the chairman);

•	$5,000 for service on the nominating and corporate governance committee ($10,000 for the chairman);

•	$10,000 for a lead director, if any is elected; and

•	on the date of each Annual Meeting of Stockholders, a grant of restricted shares with the following terms:

•	the number of shares granted each year will be equal to $60,000 divided by the closing sale price of our common stock on the date of grant,

•	the restricted shares will vest in full on the earlier of one year from the date of grant or an acquisition of Netezza, and would be forfeited in the event of the termination of the director’s service on the board prior to vesting; and

•	the restricted shares may not be sold or otherwise transferred prior to the earlier of an acquisition of Netezza or the termination of the director’s service on the board.

In March 2010, our board of directors reviewed the compensation program for our non-employee directors and approved the following changes:

•	the payment of an additional annual fee (with the amounts pro rated for any partial year of service) of $10,000 for the Chairman of the board; and

•	the number of shares granted each year on the date of each annual meeting of stockholders was increased to the number of shares equal to $80,000 divided by the closing sale price of our common stock on the date of grant.

Non-employee directors are also reimbursed for expenses incurred in connection with attendance at board and committee meetings. Our employee directors — during fiscal 2010, Mr. Saxena and Mr. Baum — do not receive additional compensation in connection with their board service.

The following table sets forth the compensation for our directors during fiscal 2010.

	Fees Earned	Stock
	or Paid in	Awards
Name	Cash ($)	($)(1)(2)	Total ($)

Francis A. Dramis, Jr.	45,000	60,000	105,000
Robert J. Dunst, Jr.	45,000	60,000	105,000
Paul J. Ferri	52,500	60,000	112,500
Peter Gyenes	50,000	60,000	110,000
Charles F. Kane	55,000	60,000	115,000
Jitendra S. Saxena (3)	-	-	-
J. Chris Scalet (4)	21,304	60,000	81,304
Edward J. Zander	47,500	60,000	107,500

(1) Consists of the aggregate grant date fair value of restricted stock awards granted to our directors in fiscal 2010.

(2) The aggregate number of stock awards and the aggregate number of option awards (representing unexercised option awards — both exercisable and unexercisable) outstanding for each director other than Mr. Baum at January 31, 2010, were as follows:

	Aggregate
	Stock	Aggregate
	Awards	Option
Name	(#)	Awards (#)

Francis A. Dramis, Jr.	12,430	-
Robert J. Dunst, Jr.	12,430	50,000
Paul J. Ferri	12,430	50,000
Peter Gyenes	12,430	50,000
Charles F. Kane	12,430	50,000
Jitendra S. Saxena	-	1,127,999
J. Chris Scalet	7,936	-
Edward J. Zander	12,430	210,000

(3) Mr. Saxena was a non-executive employee of Netezza during fiscal 2010 and therefore did not receive additional compensation in connection with his service as director. Mr. Saxena resigned as an employee of our company effective March 31, 2010, and therefore will receive non-employee director compensation (on a pro rated basis) for the remainder of fiscal 2011. As approved by the compensation committee, for fiscal 2009 Mr. Saxena received a salary of $375,000, a bonus of $262,500 and a restricted stock award of 30,000 shares of common stock with an aggregate grant date fair market value of $179,400.

(4) Mr. Scalet was appointed to the board on June 22, 2009. His fees paid were pro-rated for fiscal 2010.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the members of our compensation committee were Messrs. Gyenes, Ferri and Zander and Mr. Gyenes served as the chairman of the committee. None of these persons is a current or former officer or employee of Netezza and none of them has been party to any related person transaction with us. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board
of directors.

Peter Gyenes (chairman)
Paul J. Ferri
Edward J. Zander

PROPOSAL 1
ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect each of Paul J. Ferri and Edward J. Zander as a class III director, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently serving on our board of directors as a class III director. Each of Mr. Ferri and Mr. Zander has indicated his willingness to serve, if elected, but if either person should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our board of directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein. Our board of directors recommends that you vote “FOR” the election of Messrs. Ferri and Zander.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of the board has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending January 31, 2011. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the proposal is not approved by our stockholders at the 2010 Annual Meeting, the audit committee may reconsider its selection of PricewaterhouseCoopers LLP.

Our board of directors believes ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011 is in the best interests of Netezza and our stockholders and recommends that you vote “FOR” this proposal.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2010 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees that PricewaterhouseCoopers LLP billed us for each of the last two fiscal years.

	Fiscal Year	Fiscal Year
Type of Fee	2010	2009

Audit Fees(1)	$1,014,001	$988,000
Audit Related Fees(2)	163,814	25,000
Tax Fees(3)	208,767	213,750
All Other Fees(4)	3,956	3,945

Total	$1,390,538	$1,230,695

(1) Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q.

(2) Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” Audit related fees for fiscal 2010 consisted of $138,600 related to due diligence and review of filings relating to an acquisition in fiscal 2010 and $25,214 for the review of various SEC filings in fiscal 2010. Audit related fees for fiscal 2009 related to due diligence and review of filings relating to an acquisition in fiscal 2009.

(3) Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original tax returns and tax planning and reporting services, accounted for $169,843 in fiscal 2010 and $137,570 in fiscal 2009. Tax advice and tax planning services, which relate to assistance with tax audits, a transfer price study and other tax advisory services accounted for $38,924 in fiscal 2010 and $76,180 in fiscal 2009. None of the tax fees billed in fiscal 2010 or fiscal 2009 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

(4) Other fees in fiscal 2010 and 2009 relate to annual fees for on-line resource services and software.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve specific audit and permitted non-audit services to be provided to us by our independent registered public accounting firm, and the associated fees. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

We did not approve any services provided to us by our independent registered public accounting firm in fiscal 2010 or fiscal 2009 using the de minimis exception under SEC rules.

OTHER MATTERS

The board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Stockholder Proposals

Proposals that stockholders intend to be included in our proxy statement for our 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at our principal office not later than January 7, 2011.

If a stockholder wishes to nominate a director candidate directly for election by the stockholders at the 2011 Annual Meeting (rather than proposing such director nominee to the nominating and corporate governance committee), the stockholder nominating a candidate or candidates must provide notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the 2010 Annual Meeting, so no earlier than February 11, 2011 or later than March 13, 2011. However, in the event that the date of the 2011 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2010 Annual Meeting, so to a date before May 22, 2011 or after August 10, 2011, a stockholder’s notice must be received not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of (A) the 90th day prior to such Annual Meeting and (B) the tenth day following the day on which notice of the date of such Annual Meeting was mailed or public disclosure of the date of such Annual Meeting was made, whichever occurs first. Our by-laws specify the information the notice for the director nomination should contain to be effective.

If a stockholder wishes to make a proposal at the 2011 Annual Meeting (other than a proposal to be included in our proxy statement pursuant to Rule 14a-8) that relates to any matter other than nomination of directors, the stockholder’s notice must be received in writing by our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2010 Annual Meeting, so no earlier than February 11, 2011 or later than March 13, 2011. However, in the event that the date of the 2011 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2010 Annual Meeting, so to a date before May 22, 2011 or after August 10, 2011, a stockholder’s notice must be received not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of (A) the 90th day prior to such Annual Meeting and (B) the tenth day following the day on which notice of the date of such Annual Meeting was mailed or public disclosure of the date of such Annual Meeting was made, whichever occurs first. The adjournment or postponement of an Annual Meeting (or the public announcement of the same) does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Our by-laws specify the information the notice should contain to be effective.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on our review of copies of reports filed by our directors and executive officers pursuant to Section 16(a) or written representations by the persons required to file these reports, we believe that during fiscal 2010 all of our directors, officers and 10% stockholders have timely filed the required reports, except for a late Form 4 filed on March 5, 2009 by Ms. Cotter reporting the exercise of stock options and sale of stock and a late Form 4 filed on June 26, 2009 by Mr. Scalet reporting an acquisition of stock.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders are “householding” the proxy statements, annual reports and notices of internet availability of proxy materials for their customers. This means that only one copy of our proxy statement, annual report and notice of internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents to you if you call us at (508) 382-8200 or write to us at the following address:

Netezza Corporation
26 Forest Street
Marlborough, Massachusetts 01752
Attention: Investor Relations

If you would like to receive separate copies of the annual report, proxy statement and notice of internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,

Corey C. DuFresne
Secretary

May 7, 2010

Our board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 10, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/NZ • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	To elect two class III directors to serve until the 2013 Annual Meeting of Stockholders.						+
		For	Withhold		For	Withhold

	01 - Paul J. Ferri	☐	☐	02 - Edward J. Zander	☐	☐

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2010 Annual Meeting Admission Ticket
2010 Annual Meeting of Stockholders
of Netezza Corporation
June 11, 2010 at 10:00 a.m. Local Time
WilmerHale
60 State Street
Boston, MA 02109
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Netezza Corporation

2010 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2010
The undersigned, revoking all prior proxies, hereby appoints Patrick J. Scannell, Jr., Corey C. DuFresne and Deborah Murphy and each of them acting singly, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Netezza Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m. (local time) and at any postponement or adjournment thereof. None of the following proposals is conditioned upon the approval of any other proposal.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote your shares over the Internet or by telephone, please do not return your proxy card.
IN THEIR DISCRETION, EACH OF THE PROXIES IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING OR VOTES IN PERSON AT THE ANNUAL MEETING.
UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.